Exhibit 99.1

Aradigm Announces Fourth Quarter 2017 and Full Year Financial Results

Subsequent Highlights

•	Cash and cash equivalents of $7.1 million expected to be sufficient to fund operations for Q1 2018; temporary measures implemented to preserve cash resources

•	Focus on European Approval for Linhaliq – Marketing Authorization Application for EU filed

•	Patients and patient advocacy groups have expressed support for allowing NCFBE patients to receive the benefits of Linhaliq

Hayward, CA – March 23, 2018 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Results

The Company recorded $2.4 million in revenue in the fourth quarter of 2017 compared with $125,000 in revenue in the fourth quarter of 2016. The Company recognized $2.3 million in contract revenue – related party, $27,000 in government contract revenue and $71,000 in government grant revenue for the fourth quarter of 2017, as compared to $116,000 in government contract revenue and $9,000 in government grant revenue for the fourth quarter of 2016. The increase in revenue was from the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers and primarily resulted from regulatory submission services provided for the New Drug Application (NDA) filing.

Total operating expenses for the fourth quarter of 2017 were $5.6 million, compared with total operating expenses of $7.2 million for the fourth quarter of 2016. The decrease in operating expenses was primarily due to lower research and development expenses because the Linhaliq™ Phase 3 clinical trials in non-cystic fibrosis bronchiectasis (NCFBE) are complete. This decrease was offset by higher consulting expenses in support of the regulatory approval process and higher costs in general and administrative expenses related to stock compensation expense, bonus expense and corporate insurance expense.

The Company’s net loss for the fourth quarter of 2017 was $4.2 million, or $0.28 per share, compared with a net loss of $7.9 million, or $0.54 per share, for the same period in 2016. For the quarter ended December 31, 2017, the decrease in net loss resulted primarily from an increase in revenue of $2.2 million and a decrease in operating expenses of $1.6 million, partially offset by an increase in interest expense of $0.1 million.

Full Year Results

Revenues for the year ended December 31, 2017 were $14.5 million, compared with revenues of $195,000 thousand in 2016. The Company recognized $14.1 million in contract revenue – related party, $268,000 in government contract revenue and $122,000 in government grant revenue for the year ended December 31, 2017, as compared to $40,000 in contract revenue – related party, $116,000 in government contract revenue and $39,000 in government grant revenue for the year ended December 31, 2016. The increase in revenue was primarily from the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers, which resulted in the recognition of $9.5 million in contract revenue – related party associated with regulatory submission and approval of services provided for the NDA filing combined with $4.5 million in contract revenue – related party from a change in estimated variable consideration associated with the $5 million regulatory milestone for the NDA filing allocated to performance obligations satisfied in the current or prior periods.

Total operating expenses for 2017 were $21.4 million, compared with total operating expenses of $30.2 million in 2016. Research and development expenses decreased by $10.6 million and general and administrative expenses increased by $1.8 million. The decrease in research and development expenses was due to lower contract manufacturing, contract testing and clinical trial costs because the Linhaliq™ Phase 3 clinical trials in non-cystic fibrosis bronchiectasis (NCFBE) are complete. The decrease was offset by higher employee-related expenses, higher consulting, meeting and travel expenses in support of the Linhaliq regulatory process towards U.S. and European Union approvals for market authorization. The increase in general and administrative expenses of $1.8 million was primarily related to higher performance bonus expense, higher legal expense, higher corporate insurance expense, higher non-cash stock compensation expense and higher consulting expense.

The net loss for the year ended December 31, 2017 was $10.7 million, or $0.72 per share, compared with a net loss of $32.9 million, or $2.23 per share, in 2016. Net loss decreased primarily from an increase in revenue of $14.3 million, a decrease in operating spend of $8.8 million related to the completion of the Phase 3 clinical trials for Linhaliq in non-CF BE in the fourth quarter of 2016, a decrease in other expense of $0.6 million in 2017, offset by an increase in interest expense of $1.5 million related to the Note Financing.

Liquidity and Capital Resources and Related Matters

As of December 31, 2017, the Company’s cash and cash equivalents totaled $7.1 million.

Aradigm received a Complete Response Letter (CRL) from the FDA regarding the New Drug Application (NDA) for Linhaliq as a treatment for non-cystic fibrosis bronchiectasis (NCFBE) patients with chronic lung infections with Pseudomonas aeruginosa (P. aeruginosa).

The CRL states that the FDA has determined that it cannot approve the NDA in its present form and provides specific reasons for this action along with recommendations needed for resubmission; the areas of concern include clinical data, human factor validation study and product quality.

The Aradigm Board of Directors approved temporary measures on February 9, 2018 intended to preserve the Company’s cash resources. The cash preservation measures include the termination of the Amended and Restated Aradigm Corporation Executive Officer Severance Benefit Plan, the reduction of the annual base salary by 50% of certain executive officers and the reduction of the cash compensation paid to members of the Board for service on the Board and committees by 50%. Effective February 11, 2018 the three Senior Executive Officers resigned all offices and positions; the Board appointed Dr. John Siebert as the Principal Executive Officer and the Principal Financial Officer.

“We are pursuing potential alternatives to resolve our cash position in the short term as well as developing strategic options that would provide for our long term viability. We feel it is important to bring Linhaliq to commercialization in as many geographies as possible to allow patients suffering from NCFBE to get the benefits of Linhaliq. Patients, patient advocacy groups and key opinion leaders have expressed support as we work towards this goal. The MAA was filed in early March which is the first step in achieving regulatory approval in Europe,” said John M. Siebert, PhD

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 trials with Linhaliq, an investigational proprietary formulation of ciprofloxacin for inhalation for the treatment of non-cystic fibrosis BE and submitted an NDA to the FDA for this indication. Aradigm’s inhaled ciprofloxacin formulations including Pulmaquin are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 30, 2017, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: John Siebert, PhD, Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenue:
Contract revenue – related party	$2,271	$—	$14,075	$40
Contract revenue	27	116	268	116
Grant revenue	71	9	122	39

Total revenues	2,369	125	14,465	195

Operating expenses:
Research and development	3,704	5,865	13,815	24,387
General and administrative	1,870	1,339	7,592	5,828
Restructuring and asset impairment	—	—	—	2

Total operating expenses	5,574	7,204	21,407	30,217

Loss from operations	(3,205)	(7,079)	(6,942)	(30,022)
Interest income	19	18	92	88
Interest expense	(988)	(931)	(3,870)	(2,406)
Other income (expense), net	(2)	55	15	(598)

Net loss and comprehensive loss	$(4,176)	$(7,937)	$(10,705)	$(32,938)

Basic and diluted net loss per common share	$(0.28)	$(0.54)	$(0.72)	$(2.23)

Shares used in computing basic and diluted net loss per common share	14,931	14,795	14,860	14,779

See Note 1

ARADIGM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,095	$22,591
Restricted cash	—	1,006
Receivables	200	167
Prepaid and other current assets	389	1,037

Total current assets	7,684	24,801
Property and equipment, net	289	253
Other assets	92	—

Total assets	$8,065	$25,054

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	903	711
Accrued clinical and cost of other studies	274	3,306
Accrued compensation	1,643	1,335
Deferred revenue – related party, current	1,900	—
Deferred revenue - other	183	—
Other accrued liabilities	563	496

Total current liabilities	5,466	5,848
Deferred rent	32	—
Deferred revenue – related party, non-current	90	5,000
Convertible debt – non-current, net of discount	2,382	2,212
Convertible debt – related party, non-current, net of discount	12,626	11,007

Total liabilities	20,596	24,067

Shareholders’ equity (deficit)	(12,531)	987

Total liabilities and shareholders’ equity (deficit)	$8,065	$25,054

Note 1: As the Company elected to early adopt the requirements of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) as of January 1, 2017, using the modified retrospective method there is a lack of comparability to the prior periods presented.

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